Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284683

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 13, 2025)

€700,000,000

Republic of Colombia

5.750% Global Bonds due 2034

The bonds will mature on November 26, 2034. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds on November 26 of each year, commencing on November 26, 2026. The bonds will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on the London Stock Exchange’s International Securities Market (“ISM”). The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”).

See “Risk Factors” beginning on page S-10 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond	Total
Public offering price(1)	98.975%	€692,825,000
Underwriting discount	0.150%	€1,050,000
Proceeds, before expenses, to Colombia	98.825%	€691,775,000

(1)	Purchasers will also be required to pay accrued interest, if any, from November 26, 2025, if settlement occurs after that date.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of Clearstream and Euroclear, on or about November 26, 2025.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan	Santander

The date of this prospectus supplement is November 20, 2025.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

In connection with the issuance of the bonds, Goldman Sachs & Co. LLC (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the bonds is made and, if begun, may cease at any time but must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or persons acting on behalf of any Stabilizing Manager) in accordance with all applicable laws and rules.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET—Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive 2016/97/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET—Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in UK MiFIR; and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the UK; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, or other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional de Estadística (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population was 52.7 million in 2024. The latest available population statistics also estimated 7.9 million people live in Bogotá, the capital of Colombia. Furthermore, in 2024, Medellín and Cali, the second and third largest cities, are estimated to have populations of approximately 2.6 million and 2.3 million, respectively. Of the total population, 76.1% live in populated municipal centers and 23.9% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the most recent presidential elections that took place on May 29, 2022, Gustavo Petro of Pacto Histórico won the first ballot with 40.32% of the vote, while Rodolfo Hernández of Liga de Gobernantes Anticorrupción came in second with 28.15% of the vote. On June 19, 2022, Mr. Petro won the second ballot and was elected President of the Republic of Colombia with 50.44% of the vote. President Petro took his oath and assumed the office of the President on August 7, 2022. The next presidential election is scheduled for May 2026.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 13, 2022, and the Congress will serve for a period of four years, beginning on July 20, 2022. Colombia will hold elections again in May 2026. The following table shows the composition of Congress by political party.

Congressional Members by Party
Party	Number of elected officials
Senate
Pacto Histórico	16
Partido Conservador Colombiano	16
Partido Liberal Colombiano	15
Coalición Alianza Verde y Centro Esperanza	14
Partido Centro Democrático	14
Partido Cambio Radical	11
Partido de la Unión por la Gente (Partido de la U)	10
Coalición Mira – Colombia Justa Libres	4
Movimiento Alternativo Indígena y Social (MAIS)	1
Movimiento Autoridades Indígenas de Colombia “AICO”	1
Total	102
Chamber of Representatives
Partido Liberal Colombiano	32
Pacto Histórico	27
Partido Conservador Colombiano	25
Partido Centro Democrático	16
Partido Cambio Radical	16
Partido de la Unión por la Gente “Partido de la U”	15
Partido Alianza Verde	11
Liga de Gobernantes Anticorrupción	2
Alternativos	2
Coalición Mira – Colombia Justa Libres	1
Partido Nuevo Liberalismo	1
Coalición Centro Esperanza	1
Coalición Partidos Cambio Radical – Colombia Justa Libres—Mira	1

Party	Number of elected officials
Coalición Centro Esperanza	1
Coalición Partido Conservador Colombiano y Partido de la “U”	1
Coalición Partido Conservador Colombiano y Partido Centro Democrático	1
Pacto Histórico Alianza Verde	1
Coalición Partido Cambio Radical y Partido Político Mira	1
Coalición Partido Liberal Colombiano – Colombia Justa Libres	1
Fuerza Ciudadana la Fuerza del Cambio Magdalena	1
Partido Colombia Renaciente	1
Gente en Movimiento	1
Pacto Histórico y Verdes	1
Coalición Juntos por Caldas	1
Coalición Partido de la U y Partido Colombia Justa Libres	1
Movimiento Alternativo Indígena y Social “MAIS”	1
Palenque de la Vereda las Trescientas y del Municipio de Galapa	1
Fernando Ríos Hidalgo	1
Total	165

Source: Registraduría Nacional del Estado Civil (National Civil Registry)

As a result of the peace agreements signed with the FARC party (Partido Político Comunes) and the related political reform approved in 2015, (i) the Partido Político Comunes was awarded five seats in the Senate and five seats in the Chamber of Representatives regardless of the vote obtained, and (ii) an additional seat was added in the Senate for the candidate who obtained the second highest vote in the presidential elections and an additional seat in the Chamber of Representatives was added for the losing vice presidential candidate. Additionally, through Legislative Act No. 2, dated August 25, 2021, 16 seats in the Chamber of Representatives were temporarily designated for candidates from the Special Constituencies for Peace (Circunscripciones para la Paz) for the 2022-2026 and 2026-2030 legislatures to represent victims of the armed conflict. For this reason, the Partido Político Comunes and Circunscripciones para la Paz seats have not been included in the table above. The final two seats are awarded to the losing president and vice presidential candidates.

Selected Colombian Economic Indicators

	2020	2021	2022	2023	2024
Domestic Economy
Real GDP Growth (percent)(1)	(7.2)%	10.8%	7.3%	0.7%	1.6%
Private Consumption Growth (percent)(1)	(5.0)	14.7	10.8	0.4	1.6
Public Consumption Growth (percent)(1)	(0.8)	9.8	1.0	1.6	0.7
Consumer Price Index(2)	1.6	5.6	13.1	9.3	5.2
Producer Price Index(2)	(0.9)	26.5	21.8	(5.8)	7.2
Interest Rate (percent)(3)	3.4	2.1	8.5	13.2	10.2
Unemployment Rate (percent)(4)	13.9	11.1	10.3	10.0	9.1

Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	32,309	42,736	59,473	52,642	51,091
Imports of Goods	41,179	56,719	71,652	59,449	60,246
Current Account Balance	(9,267)	(17,949)	(20,879)	(8,296)	(7,225)
Net Foreign Direct Investment	7,459	9,561	17,182	16,794	14,269
Net International Reserves	59,039	58,588	57,290	59,639	62,510
Months of Coverage of Imports (Goods and Services)	13.8	9.9	7.7	9.4	9.5

Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	452,934	540,675	631,342	726,628	723,006
Non-financial Public Sector Expenditures(7)	527,592	619,172	702,390	753,464	811,564
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	(52,464)	(62,350)	(21,819)	23,285	(30,755)
Percent of Nominal GDP	(5.3)%	(5.2)%	(1.5)%	1.5%	(1.8)%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(76,098)	(84,322)	(88,244)	(42,849)	(102,643)
Percent of Nominal GDP	(7.6)%	(7.1)%	(6.0)%	(2.7)%	(6.0)%
Central Government Fiscal Surplus/ (Deficit)	(77,763)	(83,149)	(77,579)	(66,917)	(114,511)
Percent of Nominal GDP	(7.8)%	(7.0)%	(5.3)%	(4.2)%	(6.7)%

Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps. 454,764	Ps. 502,586	Ps. 595,282	Ps. 654,944	Ps. 736,107
Percent of Nominal GDP(1)	45.5%	42.1%	40.5%	41.3%	44.7%
Public Sector External Funded Debt(11)	$91,187	$100,263	$101,963	$109,541	$109,573
Percent of Nominal GDP(1)	33.6%	31.9%	29.7%	26.0%	26.2%

1:	Figures for 2023 and 2024 are preliminary. Preliminary figures are published in April in the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.

3:	Average for each year of the short-term composite reference rate, as calculated by the Financial Superintendency.
4:	Refers to the average national unemployment rates in December of each year.
5:	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “—Foreign Trade and Balance of Payments—Balance of Payments”.
6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.
11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	€700,000,000.

Issue Price	98.975% of the principal amount of the bonds, plus accrued interest, if any, from November 26, 2025.

Issue Date	November 26, 2025.

Maturity Date	November 26, 2034.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of the common depository of Euroclear Bank SA/NV, as operator of the Euroclear System plc, and Clearstream Banking, S.A.

Denominations	The bonds will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Interest	The bonds will bear interest from November 26, 2025 at the rate of 5.750% per year. Colombia will pay interest annually in arrears on November 26 of each year. The first interest payment will be made on November 26, 2026.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

•	The bonds permit Colombia to make payments in U.S. dollars if it is unable to obtain euro

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made to the London Stock Exchange for the bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurances can be given by Colombia that such applications will be approved or that such listings will be maintained.

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of certain outstanding bonds of Colombia from time to time. Banco Santander, S.A., Goldman Sachs & Co. LLC, and J.P. Morgan Securities plc or their affiliates may be holders of certain of the outstanding bonds of Colombia as set forth in the offer to purchase, dated November 14, 2025 (the “Offer to Purchase”), and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Governing Law	State of New York; provided that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments— Collective Action Clause” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately €691,440,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be €335,000). Colombia will use the net proceeds of the offering exclusively (i) to repay the aggregate purchase price for the outstanding bonds listed below (the “Old Global Bonds”), including accrued interest, that Colombia may repurchase pursuant to its Offer to Purchase, on the terms and conditions set forth in the Offer to Purchase, and (ii) otherwise to repay existing external indebtedness for borrowed money. Colombia’s offer with respect to the Old Global Bonds is made solely by means of the Offer to Purchase and this prospectus does not constitute an offer with respect thereto.

The Old Global Bonds

Old Global Bonds	Outstanding Principal Amount as of November 14, 2025	Maturity Date	Fixed Interest Coupon
3.875% Global Bonds due 2026	€634,893,000	March 22, 2026	3.875%
9.850% Global TES Bonds due 2027	Ps.1,924,515,000,000	June 28, 2027	9.850%
3.875% Global Bonds due 2027	U.S.$1,740,144,000	April 25, 2027	3.875%
4.500% Global Bonds due 2029	U.S.$2,000,000,000	March 15, 2029	4.500%
3.000% Global Bonds due 2030	U.S.$1,542,968,000	January 30, 2030	3.000%
7.375% Global Bonds due 2030	U.S.$1,900,000,000	April 25, 2030	7.375%
10.375% Global Bonds due 2033	U.S.$340,511,000	January 28, 2033	10.375%
8.000% Global Bonds due 2033	U.S.$1,624,241,000	April 20, 2033	8.000%
7.500% Global Bonds due 2034	U.S.$2,200,000,000	February 2, 2034	7.500%
8.500% Global Bonds due 2035	U.S.$1,900,000,000	April 25, 2035	8.500%
8.000% Global Bonds due 2035	U.S.$1,900,000,000	November 14, 2035	8.000%
7.750% Global Bonds due 2036	U.S.$2,000,000,000	November 7, 2036	7.750%
7.375% Global Bonds due 2037	U.S.$1,818,400,000	September 18, 2037	7.375%
6.125% Global Bonds due 2041	U.S.$2,500,000,000	January 18, 2041	6.125%

Old Global Bonds	Outstanding Principal Amount as of November 14, 2025	Maturity Date	Fixed Interest Coupon
5.000% Global Bonds due 2045	U.S.$3,670,948,000	June 15, 2045	5.000%
8.750% Global Bonds due 2053	U.S.$1,900,000,000	November 14, 2053	8.750%
8.375% Global Bonds due 2054	U.S.$1,640,000,000	November 7, 2054	8.375%

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of November 20, 2025, Banco Santander, S.A., Goldman Sachs & Co. LLC, and J.P. Morgan Securities plc, as underwriters, are obligated to purchase all of the bonds if any are purchased.

Stabilization	In connection with the issuance of the bonds, the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there is no obligation of any of the underwriters or any agent of the underwriters to do this. Any such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Stabilization Manager	Goldman Sachs & Co. LLC.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. Application will also be made to the London Stock Exchange for the bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

The bonds permit Colombia to make payments in U.S. dollars if it is unable to obtain euro.

If the euro is unavailable to Colombia due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to Colombia or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the bonds made in U.S. dollars in such circumstances will not constitute an event of default under the bonds or the indenture governing the bonds.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign sovereign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in government revenue and spending trends;

•	changes in commodity prices, such as a decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	political or policy uncertainty;

•	social tensions;

•	foreign relations;

•	internal security issues; and

•	the public health crisis and economic shutdowns caused by the COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus.

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy.

The United States, Panamá, the European Union and China are Colombia’s first, second, third and fourth most important trading partners in terms of exports, respectively. For the nine-month period ended September 30, 2025, according to preliminary figures, exports to the United States, Panama, China and the European Union, accounted for 29.5%, 8.8%, 5.2% and 9.8% of total exports, respectively, compared to the same period of 2024, during which exports to the United States, Panama, China and the European Union, accounted for 29.9%, 7.2%, 3.2% and 12.6% of total exports, respectively. For more information, see “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves” and “ —Interest Rates and Inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2024, filed with the SEC on September 8, 2025 (including all exhibits thereto) (the “2024 Annual Report”).

On April 2, 2025, U.S. President Donald Trump announced new tariffs on imports into the United States. These tariffs include a “baseline” tariff of 10% on imports from many countries, including Colombia. The imposition of these tariffs may have significant adverse effects on global trade, which could have a material adverse effect on Colombia’s economy, trade balance, and key industries.

A significant portion of Colombia’s exports are directed to the United States, making it vulnerable to changes in U.S. trade policy. Higher tariffs could reduce demand for Colombia’s goods in the United States, disrupt supply chains, and lead to job losses in affected industries. Additionally, retaliatory measures by other nations could exacerbate economic uncertainty, impacting investor confidence and foreign direct investment, and countries facing even higher tariff rates could decide to sell excess products into the Colombian market, adversely affecting Colombian producers.

The tariffs may also contribute to global trade tensions and volatility in currency markets, which could put pressure on exchange rates and inflation. If Colombia is unable to negotiate exemptions or mitigate the effects through alternative trade agreements, these factors could have a material adverse impact on Colombia’s economic growth and fiscal stability.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economies of any of Colombia’s major trading partners, such as the United States, the European Union or China could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. In 2024, the United States accounted for 29.9% of Colombia’s total exports, Panama accounted for 7.2% of Colombia’s total exports, China accounted for 3.2% of Colombia’s total exports and the European Union accounted for 12.6% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. Continued outbreaks due to COVID-19 or a future pandemic and economic shutdown to combat such outbreaks in the United States and Europe could have a material adverse impact on Colombia’s exports and economic growth.

The occurrence of unusual weather conditions, epidemic or pandemic outbreaks (such as COVID-19), terrorist attacks, disruptive political events, including sanctions, embargoes and asset freezes, civil unrest, actual or threatened acts of war, escalation of current hostilities in the Middle East and elsewhere, including the current conflict between Russia and Ukraine, or any other military or trade disruptions, may adversely impact Colombia’s economy by causing, among other things, supply chain disruptions, market volatility, changes in commodity prices and shortages of raw materials. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis, the global economic crisis that began in 2008 and the COVID-19 pandemic. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term public external indebtedness is currently rated by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). On May 19, 2021, S&P downgraded Colombia’s long-term foreign currency rating from BBB- to BB+ and revised its outlook from negative to stable. On January 18, 2024, S&P affirmed Colombia’s long-term foreign currency rating at BB+ and revised its outlook from stable to negative. S&P affirmed the BB+ rating and negative outlook on January 23,

2025. On July 1, 2021, Fitch downgraded Colombia’s long-term foreign currency rating from BBB- to BB+ and revised its outlook from negative to stable. On March 6, 2025, Fitch affirmed Colombia’s long-term foreign currency rating at BB+ and revised its outlook from stable to negative. Moody’s has rated Colombia with a Baa2 rating since May 23, 2019, and on June 27, 2024, Moody’s revised its outlook from stable to negative. On June 26, 2025, S&P downgraded Colombia’s long-term foreign currency rating to BB from BB+ and maintained its negative outlook. On the same day, Moody’s downgraded Colombia’s long-term foreign currency rating to Baa3 from Baa2 and revised the outlook from negative to stable.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

Currency Risks

If the euro depreciates against your home country currency, the effective yield of the bonds could decrease below its interest rate and could result in a loss to you.

Rates of exchange between your home country currency and the euro may change significantly, resulting in a reduced yield or loss to you on the bonds. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.

Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing bonds denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

Exchange controls could affect exchange rates and prevent Colombia from paying you in the specified currency.

Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of the bonds. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the bonds. Exchange controls could also limit the availability of a specified currency for making payments on the bonds.

If you file a lawsuit in the United States against Colombia, the court may not render a judgment in any currency other than U.S. dollars.

New York law will apply to the bonds, except that the authorization of the bonds and their execution by Colombia will be governed by Colombian law. Courts in the United States customarily have not rendered judgments in any currency other than U.S. dollars. However, New York law provides that in a lawsuit based on an obligation owed in a currency other than U.S. dollars, a court will render a judgment first in the currency of the obligation and then will convert this amount into U.S. dollars at the exchange rate on the date of the judgment. Fluctuations in exchange rates may cause this amount to be different than the amount Colombia would have paid you under its original obligations. It is possible that New York law would not be applied (a) in any action based on an obligation denominated in a currency unit or (b) by a federal court sitting in the State of New York.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”), reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2024 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-60- 1-381-2802 /57-60-1-381-4153

Fax: 57-60-1-381-2801/57-60-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg listing agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.luxse.com.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2024 Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-8 to D-10 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-10 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-5 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-11 to D-31 of Exhibit D.

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “— Environment,” “—Employment and Labor” and “—Poverty” on pages D-52 to D-78 of Exhibit D and “Monetary System” on pages D-92 to D-100 of Exhibit D.

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-50 to D-51 of Exhibit D.

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-8 to D-10 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2024 Budget” on pages D-101 to D-108 of Exhibit D.

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-111 to D-121 of Exhibit D.

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-79 to D-91 of Exhibit D.

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-96 to D-99 of Exhibit D.

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-79 to D-91 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2025 Budget” on pages D-101 to D-109 of Exhibit D.

Annex XVI, 4(f): Income and expenditure figures and 2024 budget	“Public Sector Finance—Public Sector Accounts” and “—2025 Budget” on pages D-103 to D-109 of Exhibit D.

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately €691,440,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be €335,000). Colombia will use the net proceeds of the offering exclusively (i) to repay the aggregate purchase price for the Old Global Bonds, including accrued interest, that Colombia may repurchase pursuant to its Offer to Purchase, on the terms and conditions set forth in the Offer to Purchase, and (ii) otherwise to repay existing external indebtedness for borrowed money. The Old Global Bonds that Colombia may purchase pursuant to the Offer to Purchase are set forth below. Colombia’s offer with respect to the Old Global Bonds is made solely by means of the Offer to Purchase and this prospectus does not constitute an offer with respect thereto.

The Old Global Bonds

Old Global Bonds	Outstanding Principal Amount as of November 14, 2025		Maturity Date	Fixed Interest Coupon
3.875% Global Bonds due 2026		€634,893,000	March 22, 2026	3.875%
9.850% Global TES Bonds due 2027	Ps.	1,924,515,000,000	June 28, 2027	9.850%
3.875% Global Bonds due 2027	U.S.$	1,740,144,000	April 25, 2027	3.875%
4.500% Global Bonds due 2029	U.S.$	2,000,000,000	March 15, 2029	4.500%
3.000% Global Bonds due 2030	U.S.$	1,542,968,000	January 30, 2030	3.000%
7.375% Global Bonds due 2030	U.S.$	1,900,000,000	April 25, 2030	7.375%
10.375% Global Bonds due 2033	U.S.$	340,511,000	January 28, 2033	10.375%
8.000% Global Bonds due 2033	U.S.$	1,624,241,000	April 20, 2033	8.000%
7.500% Global Bonds due 2034	U.S.$	2,200,000,000	February 2, 2034	7.500%
8.500% Global Bonds due 2035	U.S.$	1,900,000,000	April 25, 2035	8.500%
8.000% Global Bonds due 2035	U.S.$	1,900,000,000	November 14, 2035	8.000%
7.750% Global Bonds due 2036	U.S.$	2,000,000,000	November 7, 2036	7.750%
7.375% Global Bonds due 2037	U.S.$	1,818,400,000	September 18, 2037	7.375%
6.125% Global Bonds due 2041	U.S.$	2,500,000,000	January 18, 2041	6.125%
5.000% Global Bonds due 2045	U.S.$	3,670,948,000	June 15, 2045	5.000%
8.750% Global Bonds due 2053	U.S.$	1,900,000,000	November 14, 2053	8.750%
8.375% Global Bonds due 2054	U.S.$	1,640,000,000	November 7, 2054	8.375%

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2024 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2024 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2024 Annual Report, as amended to date.

Republic of Colombia

Government and Political Parties

On September 16, 2025, Colombia’s Jurisdicción Especial Para la Paz (Special Jurisdiction for Peace, or “JEP”) issued its first restorative sentence (a judicial decision aimed at repairing the harm caused by a crime) against seven former FARC leaders for their role in the kidnapping policy that caused over 21,000 victimizing acts. The ruling marks a historic step in transitional justice.

On November 6, 2025, the Government of Colombia and the United Nations reaffirmed their commitment to the implementation of the peace agreement between the Government and the FARC, emphasizing the importance of sustained cooperation, territorial transformation, and the protection of communities affected by conflict.

On November 11, 2025, the Government announced a major military and police operation in the department of Guaviare, following President Petro’s order to bomb and dismantle the front associated with alias Iván Mordisco. Defense Minister Pedro Sánchez stated that the mission aimed to neutralize camps and criminal networks that threaten and extort local communities and farmers.

On November 12, 2025, President Petro ordered the suspension of intelligence sharing between Colombia and the United States in response to U.S. missile strikes on suspected drug-trafficking vessels in the Caribbean. The measure is expected to remain in place “as long as the attacks continue,” according to President Petro, who emphasized that the fight against drugs must be subordinated to the human rights of Caribbean communities.

Internal Security

During the nine-month period ended September 30, 2025, 406 kidnapping incidents were reported, reflecting a 100% increase from the 203 incidents reported during the same period of 2024. Additionally, during the nine-month period ended September 30, 2025, 990 terrorism incidents were reported, reflecting a 9.4% increase from the 905 terrorism incidents reported in the same period of 2024.

Domestic Initiatives

On September 30, 2025, Colombia signed a Host Country Agreement with the Permanent Court of Arbitration, allowing international arbitration and mediation proceedings to take place in Colombian territory. This agreement strengthens Colombia’s role in global dispute resolution.

Foreign Affairs and International Organizations

On September 15, 2025, the United States decertified Colombia as a partner in its counter-narcotics efforts after determining that Colombia had “failed demonstrably to meet its drug control obligations over the past year”. However, the United States issued a national interest waiver that prevents the immediate application of foreign assistance restrictions. Colombia emphasized its measurable achievements over the past three years, including drug seizures, strategic arrests, and high-impact international operations. In 2024 alone, Colombian authorities seized 889 metric tons of cocaine, destroyed 5,242 laboratories, and confiscated 89,500 gallons of sulfuric acid. The Colombian Navy contributed to 65% of global cocaine seizures, preventing 751 million doses from reaching major U.S. cities. Colombia reaffirmed its commitment to act with responsibility and determination.

On October 20, 2025, President Petro met with Colombia’s Ambassador to the U.S., Daniel García-Peña, and the U.S. Chargé d’Affaires in Colombia, John McNamara, during which meeting both governments agreed to continue dialogue to resolve the current diplomatic impasse. President Petro reaffirmed Colombia’s commitment to expanding the crop-substitution program and emphasized that recent U.N.-acknowledged data errors had overstated coca cultivation. He highlighted that his administration achieved record cocaine seizures and a significant slowdown in coca crop growth, underscoring Colombia’s ongoing dedication to joint counternarcotics efforts. The U.S. side confirmed that tariff decisions remain the exclusive authority of President Trump.

On October 24, 2025, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) designated Gustavo Francisco Petro, the President of Colombia, pursuant to counternarcotics-related authorities and added him to its Specially Designated Nationals list. In addition, OFAC also designated the Minister of the Interior, Armando Benedetti, the President’s son, Nicolas Petro, and the President’s wife, Veronica Alcocer. As a result of the designations, all property and interests in property of the designated or blocked persons that are in the United States or in the possession or control of U.S. persons are blocked and must be reported to OFAC. In addition, any entities that are owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more blocked persons are also blocked. Unless authorized by a general or specific license issued by OFAC, or exempt, OFAC’s regulations generally prohibit all transactions by U.S. persons or within (or transiting) the United States that involve any property or interests in property of blocked persons.

On November 5, 2025, Colombia officially inaugurated its Embassy in Qatar. This diplomatic milestone reflects Colombia’s commitment to strengthening political, economic, and cultural ties with the region, and expanding its global presence through strategic partnerships.

On November 8, 2025, Colombia and the European Union strengthened their partnership in the fight against drugs through a strategic dialogue held in Santa Marta, Colombia. During the bilateral drug dialogue, both parties reaffirmed their commitment to a comprehensive, balanced, and evidence-based approach to addressing the global drug phenomenon, with a focus on public health, human rights, and sustainable development.

Economy

Ecopetrol’s Regasification Project in Coveñas

On October 6, 2025, the National Environmental Licensing Agency (“ANLA”) granted an environmental license to Cenit, a subsidiary of the Ecopetrol Group, to anchor a floating storage and regasification unit that will receive shipments of imported natural gas at the offshore infrastructure it operates at the Coveñas Maritime Terminal (Sucre). These adjustments will allow for the subsequent transportation of Liquefied Natural Gas (“LNG”) within Colombia, with delivery to the National Transportation System.

On October 14, 2025, Ecopetrol launched a process to hire comprehensive logistics and LNG regasification services using the existing infrastructure of its subsidiary Cenit. The contract includes the anchoring of a floating storage and regasification unit, a mooring system at the Coveñas Maritime Terminal, measurement systems for LNG reception, and specialized personnel for operation and maintenance.

Employment and Labor

The following table presents national monthly average unemployment rates from January 2020 to September 2025, according to the methodology adopted by the National Department of Statistics of Colombia (“DANE”):

National Monthly Average Unemployment Rates(1)

	2020	2021	2022	2023	2024	2025
January	13.5%	17.6%	14.6%	13.7%	12.7%	11.6%
February	12.8%	15.6%	12.9%	11.4%	11.7%	10.3%
March	13.2%	14.7%	12.1%	10.0%	11.3%	9.6%
April	20.5%	15.5%	11.2%	10.7%	10.6%	8.8%
May	22.0%	15.2%	10.6%	10.5%	10.3%	9.0%
June	20.4%	14.6%	11.3%	9.3%	10.3%	8.6%
July	20.9%	13.1%	11.0%	9.6%	9.9%	8.8%
August	17.4%	12.9%	10.6%	9.3%	9.7%	8.6%
September	16.3%	12.0%	10.7%	9.3%	9.1%	8.2%
October	15.3%	12.0%	9.7%	9.2%	9.1%
November	13.9%	11.5%	9.5%	9.0%	8.2%
December	13.9%	11.1%	10.3%	10.0%	9.1%

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents the distribution of national employment by sector of the economy for the periods indicated of the year 2025:

National Quarterly Employment Rates by Sector

	First Quarter	Second Quarter	Third Quarter
Agriculture, fishing, hunting and forestry	14.6%	14.1%	13.9%
Mining and quarrying	1.3%	1.3%	1.1%
Manufacturing	10.9%	10.9%	11.0%
Electricity, gas and water supply	1.3%	1.3%	1.4%
Construction	6.9%	6.5%	6.9%
Retail, hotels and restaurants	25.2%	25.0%	24.6%
Transport, storage and communications	9.3%	9.3%	9.4%
Financial intermediation	1.8%	1.8%	1.9%
Real estate, renting and business activities	8.9%	9.0%	8.9%
Community, social and personal services	19.9%	20.6%	20.8%

Total	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

The primary deficit of the National Central Government is expected to close at 2.4% of GDP in 2025, remaining at the same level as in 2024. The difference between the increase in the overall fiscal balance (+0.4 pp) and the primary balance (+0.0 pp) highlights the fiscal pressure resulting from interest payments on public debt (in addition to rigid operating expenditures), as the expected rise in primary spending is projected to be offset by growth in total revenues. During 2024, the current account deficit narrowed to 1.7% of GDP (U.S.$7.2 billion), down 0.6 percentage points from 2.3% of GDP in 2023, reflecting an improvement in its main components. This result was driven by an increase in the current transfer surplus (from 3.5% of GDP in 2023 to 3.7% of GDP in 2024) and a reduction in the income account deficit (from 3.7% of GDP in 2023 to 3.2% of GDP in 2024). However, these gains were partly offset by a wider trade deficit in goods (increasing from 1.9% of GDP in 2023 to 2.2% of GDP in 2024), due to a 1.3% increase in imports, amid stronger domestic demand, and a 2.9% decline in exports, mainly reflecting lower mining and energy sales abroad.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports for the years and periods indicated:

Merchandise Exports to Major Trading Partners

	2020(1)	2021(1)	2022(1)	2023(1)	2024(1)	Nine-month period ended September 30, 2025 (1)
	(percentage of total exports)
United States	28.7	26.5	26.1	26.7	28.9	29.9
Venezuela	0.6	0.8	1.1	1.4	2.0	2.1
Mexico	3.7	2.9	3.1	3.8	3.9	3.1
China	8.9	8.8	3.8	5.0	4.8	3.2
Netherlands	2.3	2.4	4.7	4.1	3.1	4.1
Ecuador	4.7	4.2	3.3	4.0	3.9	3.7
Panama	4.6	5.8	10.3	9.4	8.7	7.2
Spain	1.6	1.7	2.6	2.3	1.5	1.6
Dominican Republic	0.8	1.1	1.6	1.2	1.3	1.2
Chile	2.5	2.6	2.8	2.1	2.1	2.0
Peru	2.8	2.6	1.9	2.3	2.4	3.3
Brazil	4.1	5.0	4.1	3.8	3.9	3.8
India	2.6	5.4	4.0	4.8	5.4	3.9
United Kingdom	1.2	1.1	1.1	0.9	1.0	1.3
Switzerland	0.4	0.4	0.2	0.2	0.4	0.7
Turkey	2.9	3.1	4.0	1.7	1.6	0.8
Canada	1.3	1.7	2.0	1.4	1.3	3.1
Others	26.2	24.0	23.3	25.0	23.8	25.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Preliminary.

Source: DANE and National Directorate of Customs and Taxes.

Merchandise Imports by Major Trading Partners(1)

	2020(2)	2021(2)	2022(2)	2023(2)	2024(2)	Eight-month period ended August 31, 2025 (2)
	(percentage of total imports)
United States	24.1	23.6	25.1	25.6	25.7	23.7
Mexico	6.9	6.5	5.6	5.0	5.2	4.9
China	23.8	23.1	23.2	21.6	24.5	26.7
France	2.3	2.5	3.4	3.4	1.9	1.5
India	2.2	2.2	2.1	2.2	2.3	2.5
South Korea	1.5	1.5	1.3	1.4	1.5	1.9
Germany	3.8	3.5	3.1	3.8	3.4	3.4
Brazil	5.7	5.7	7.0	6.3	5.2	5.0
Argentina	1.6	2.1	2.1	2.2	1.5	1.4
Japan	2.0	2.1	1.8	2.1	2.2	2.4
Spain	1.8	2.1	1.8	2.0	1.8	1.8
Italy	1.6	1.5	1.6	1.8	1.7	1.7
Canada	1.7	1.6	1.6	1.6	1.6	1.5
Others	21.1	22.0	20.3	21.0	21.4	21.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Correspond to country of purchase.
(2)	Preliminary.

Source: DANE and National Directorate of Customs and Taxes.

During the nine-month period ended September 30, 2025, Colombia’s three major export partners (FOB) were the United States, Panama and Netherlands, representing 29.9%, 7.2% and 4.1% of Colombia’s total exports during such period, respectively.

During the eight-month period ended August 31, 2025, Colombia’s three major import partners (FOB) were China, the United States and Brazil, representing 26.7%, 23.7% and 5.0% of Colombia’s total imports during such period, respectively.

Monetary System

Interest Rates and Inflation

On October 31, 2025, the Banco de la República decided to maintain the discount rate at 9.25%.

The 12-month change in the Consumer Price Index (“CPI”) as of October 31, 2025 was 5.51%.

As of October 31, 2025, the year-over-year Producer Price Index (“PPI”) increased by 1.80% compared to October 31, 2024, according to preliminary data, mainly due to an increase in prices of agriculture, livestock and fishing (11.97%).

As of October 31, 2025, the monthly Fixed Term Deposit rate (“DTF”) was 8.67%.

The following table shows changes in the CPI and the PPI and average 30-day deposit rates for the periods indicated:

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2025
January	5.22	7.50	9.22
February	5.27	5.98	9.25
March	5.09	4.87	9.26
April	5.16	4.10	9.16
May	5.05	3.71	8.94
June	4.83	2.18	8.94
July	4.90	2.25	8.93
August	5.10	3.90	8.78
September	5.18	3.67	8.76
October	5.51	1.80	8.67

(1)	Percentage change over the previous 12 months as of the end of each month indicated.
(2)	Average for each indicated month in 2025, year-on-year of the DTF, as calculated by the Financial Superintendency.

Source: DANE and Banco de la República.

Foreign Exchange Rates and International Reserves

Exchange Rates

The following table shows the average and end-of-period peso/dollar exchange rates and the Real Exchange Rate Index for the dates and periods indicated:

Exchange Rates

Year	Average(1)	End-of- period	Real Exchange Rate Index(2)(3) Average
	(pesos per U.S. dollar)		(Avg. 2010=100)
2025
January	4,300.31	4,170.01	126.19
February	4,131.95	4,120.11	121.92
March	4,133.48	4,192.57	121.67
April	4,273.88	4,198.83	125.62
May	4,202.30	4,148.72	124.61
June	4,115.88	4,069.67	123.14
July	4,047.29	4,179.69	121.19
August	4,051.59	4,018.41	119.93
September	3,924.24	3,901.29	116.57
October	3,881.44	3,870.42

(1)	Representative market rate as calculated by the Financial Superintendency.
(2)

Colombian Peso Real Exchange Rate Index “1”: Based on the producer price index for non-traditional goods in global trade. The Real Exchange Rate Index is calculated by adjusting the nominal exchange rate by the producer price index of Colombia’s trading partners and the domestic producer price index. Yearly data corresponds to December of each year. Beginning in May 2015, the base for the Real Exchange Rate Index is 2010. The producer price index figures used in calculating Colombian Peso Real Exchange Rate Index for 2015 are based on new methodology described above.

(3)	The Real Exchange Rate Index figures for 2025 are preliminary.

Source: Superintendencia Financiera and Banco de la República.

International Reserves

As of October 31, 2025, gross international reserves increased by U.S.$3,147 million compared to October 31, 2024, reaching a total of U.S.$65,960 million.

As of November 10, 2025, the General Directorate of Public Credit and National Treasury had one active position in a swap and two active positions in forward contracts over foreign exchange.

Public Sector Finance

General

On October 16, 2025, the Ministry of Finance released the 2026 Financial Plan Update, which maintains the macroeconomic assumptions and fiscal targets set in the 2025 Medium-Term Fiscal Framework, including a total deficit of 6.2% of GDP for 2026, consistent with the 2026 national budget and the existing fiscal adjustment path.

Public Sector Debt

General

As of September 30, 2025, the Central Government gross debt totaled Ps. 1,175,246 billion, equivalent to 64.7% of GDP, of which internal debt totaled Ps. 808,195 billion (44.5% of GDP) and external debt totaled Ps. 367,051 billion (20.2% of GDP). As of June 30, 2025, net debt of the Central Government totaled Ps. 1,053,734 billion, equivalent to 59.2% of GDP, of which internal debt totaled Ps. 719,116 billion (40.4% of GDP) and external debt totaled Ps. 334,617 billion (18.8% of GDP).

Public Sector Internal Debt

As of September 30, 2025, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 773,760,123 million, compared to Ps. 642,759,441 million as of September 30, 2024.

The following table shows the direct internal funded debt of the Central Government as of the provided periods, by type:

Central Government: Internal Public Funded Debt - Direct Funded Debt

	As of September 30, 2025	As of September 30, 2024
	(In millions of Ps.)
Treasury Bonds	630,046,536	552,893,155
Treasury Bonds (short term)	62,789,092	15,547,499
Pension Bonds	3,010,819	4,542,234
Peace Bonds	709	756
Constant Value Bonds	1,172,533	1,316,322
Others(1)	1,875,544	1,817,500
Security Bonds	0	0
Treasury Notes	65,123,187	56,846,272
Solidarity Notes	9,741,703	9,741,703

Total	773,760,123	642,759,441

Total may differ due to rounding.

(1)	Includes other assumed debt.

Source: Deputy Directorate of Risk - Ministry of Finance.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of September 30, 2025	As of September 30, 2024
	(In millions of U.S. dollars)
Central Government	85,396	79,957
Public Entities(2)
Guaranteed	1,581	1,431
Non-Guaranteed	27,572	27,350

Total External Funded Debt	114,549	108,738

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of September 30, 2025 and September 30, 2024, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database - Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of September 30, 2025	As of September 30, 2024
	(In millions of U.S. dollars)
Multilaterals	35,584	35,649
IDB	11,561	11,972
World Bank	17,156	16,493
Others	4,866	7,183
Commercial Banks	7,306	7,518
Export Credit Institutions	2,184	2,509
Bonds	66,005	57,713
Foreign Governments	5,470	5,349
Suppliers	0	0

Total	114,549	108,738

Total may differ due to rounding.

(1)	Provisional; subject to revision. Debt with an original maturity of more than one year.

Source: Debt Database - Ministry of Finance.

Tables and Supplementary Information

Public Debt of the Republic of Colombia

External Public Debt

Direct Funded Debt(1)

Bond Issues

Interest Rate and Title	Year of Issue	Year of Final Maturity	Currency	Principal Amount Disbursed (millions of original currency)	Principal Amount Outstanding as of September 23, 2025(2) (millions of U.S. dollars)
Central Government
8.375% Notes 2027(*)	1997	2027	USD	250	74
11.85% Global Bonds 2028	2000	2028	USD	22	9
10.375% Global Bonds 2033(*)	2003	2033	USD	635	341
7.375% Notes 2037(*)	2006	2037	USD	1,818	1,818
9.85% Global TES Bonds 2027(2)	2007	2027	COP	1,924,515	500
6.125% Global Bonds 2041(*)	2009	2041	USD	2,500	2,500
5.625% Global Bonds 2044(*)	2014	2044	USD	2,500	2,500
5.000% Global Bonds 2045(*)	2015	2045	USD	4,500	3,671
4.500% Global Bonds 2026	2015	2026	USD	1,500	666
3.875% Global Bonds 2026(2)	2016	2026	EUR	1,350	749
3.875% Global Bonds 2027(*)	2017	2027	USD	2,400	1,740
4.500% Global Bonds 2029(*)	2018	2029	USD	2,000	2,000
5.200% Global Bonds 2049	2019	2049	USD	2,800	2,168
3.000% Global Bonds 2030	2020	2030	USD	1,543	1,543
3.125% Global Bonds 2031	2020	2031	USD	2,540	2,540
4.125% Global Bonds 2051	2020	2051	USD	1,500	1,036
3.250% Global Bonds 2032	2021	2032	USD	2,000	2,000
4.125% Global Bonds 2042	2021	2042	USD	1,000	515
3.875% Global Bonds 2061	2021	2061	USD	1,300	752
8.000% Global Bonds 2033	2022	2033	USD	1,624	1,624
7.500% Global Bonds 2034	2023	2034	USD	2,200	2,200
8.000% Social Global Bonds 2035(*)	2023	2035	USD	1,900	1,900
8.750% Social Global Bonds 2053(*)	2023	2053	USD	1,900	1,900
7.750% Global Bonds 2036	2024	2036	USD	2,000	2,000
8.375% Global Bonds 2054	2024	2054	USD	1,640	1,640
7.375% Global Bonds 2030	2025	2030	USD	1,900	1,900
8.500% Global Bonds 2035	2025	2035	USD	1,900	1,900
3.750% Global Bonds 2028	2025	2028	EUR	1,450	1,710
5.000% Global Bonds 2032	2025	2032	EUR	1,450	1,710
5.625% Global Bonds 2036	2025	2036	EUR	1,200	1,415

Total					47,021

Aggregate amounts may differ due to rounding.

(1)	Includes only medium- and long-term funded debt (i.e., debt with an original maturity of more than one year).
(2)

Principal amount outstanding on September 23, 2025 was converted to U.S. dollars at the corresponding exchange rate on September 23, 2025 (COP/USD = Ps.3,852.16 / U.S.$1.00; USD/EUR = U.S.$1.1793 / €1.00).

(*)	Includes reopenings.

Source: Debt Database - Ministry of Finance.

Loans from Multilateral Institutions

Lender	Interest Rate	Currency	Principal Amount Outstanding as of September 30, 2025
			(millions of U.S. dollars)
World Bank	Various	Various	17,156
IADB	Various	Various	11,561
Others	Various	Various	4,866

Total			33,584

Totals may differ due to rounding.

Source: Debt Database - Ministry of Finance.

Loans from Banks (1)

Title	Interest Rate	Date of Agreement	Year of Final Maturity	Currency	Principal Amount Outstanding as of September 30, 2025
					(millions of U.S. dollars)
Commercial Bank Loans	Various	Various	Various	Various	7,306
Export Credits	2%-7.75%	Various	Various	USD, EUR	2,184
Governments	0%-4.83%	Various	Various	USD, EUR, CNY	304

Total					9,794

Total Outstanding Long-Term Direct External Debt					66,005

Totals may differ due to rounding.

(1)	Medium- and long-term indebtedness.

Source: Debt Database - Ministry of Finance.

Other External Public Sector Debt

Guaranteed Debt and Non-Guaranteed Debt(1)(2)

Borrower	Guaranteed Debt	Non-guaranteed Debt	Principal Amount Outstanding as of September 30, 2025
	(millions of U.S. dollars)
Non-Financial Public Sector:
BOGOTA DISTRITO CAPITAL	23	583	606
DEPARTAMENTO DE ANTIOQUIA	20	20	41
E.P.M. DE MEDELLIN	147	4,341	4,488
ECOPETROL	0	17,632	17,632
ICETEX	352	0	352
REFICAR	0	1,257	1,257
ESP GECELCA S.A. ESP.	0	77	77
EMPOPASTO S.A. ESP	11	0	11
TGI S.A. ESP	0	587	587
OLEDUCTO CENTRAL S.A.	0	400	400
FIDUPREVISORA	74	0	74
GRUPO DE ENERGIA BOGOTA S.A. E.S.P.	0	1,662	1,662

Borrower	Guaranteed Debt	Non-guaranteed Debt	Principal Amount Outstanding as of September 30, 2025
	(millions of U.S. dollars)
I.S.A.	0	330	330
CONSORCIO FONDO DIAN PARA COLOMBIA 2020	74	0	74
DISTRITO BARRANQUILLA	97	260	357
CONCESIÓN COSTERA CARTAGENA BARRANQUILLA S.A.S	0	253	253
DISTRITO DE MEDELLIN	0	92	92
ESSA	0	37	37
EMPRESA METRO DE BOGOTA S.A.	161	0	161
Total Non-Financial Public Sector:	959	27,533	28,491
Financial Public Sector:
BANCOLDEX	250	0	250
FINDETER	372	40	412
Total Financial Public Sector:	622	40	662

TOTAL:	1,581	27,572	29,153

Totals may differ due to rounding.

(1)	Medium- and long-term indebtedness.
(2)	Subject to revision.

Source: Debt Database - Ministry of Finance.

Internal Public Debt

Direct Debt

Bond Issues and Banco de la República

Description	Year of Final Maturity	Interest Rate	Principal Amount Outstanding as of September 30, 2025
			(millions of pesos)
Treasury Bonds	Various	Various	692,835,628
Pension Bonds	Various	Various	3,010,819
Peace Bonds	Various	Various	709
Constant Value Bonds	Various	Various	1,172,533
Security Bonds	Various	Various	0
Other Bonds	Various	Various	54,446
Other	Various	Various	1,821,098
Treasury Promissory Notes	Various	Various	65,123,187
Solidarity Instruments	Various	Various	9,741,703
Single National Account	Various	Various	29,764,196
No Single National Account	Various	Various	8,854,353

Total			812,378,672

Totals may differ due to rounding.

Source: Debt Registry Office - General Directorate of Public Credit - Ministry of Finance.

Internal Public Debt

Guaranteed Debt (1)

Principal Amount Outstanding as of September 30, 2025(2)
(thousands of U.S. dollars)
Bogota Distrito Capital	22,687
Departamento de Antioquia	20,376
Distrito Barranquilla	97,070
Empresa Metro de Bogota S.A.	739,929
Empresas Públicas de Medellín (EPM)	155,026
ICETEX	352,117
GECELCA S.A. E.S.P.	89,714
Empopasto S.A. E.S.P.	10,838
Fiduprevisora	73,944
BANCOLDEX	250,097
FINDETER	371,930

Total	2,258,323

(1)	Medium- and long-term indebtedness. As of September 30, 2025, the Republic had no outstanding guarantees of floating public sector internal debt.
(2)	Principal amount outstanding on September 30, 2025 was converted to U.S. dollars at the corresponding exchange rate on September 30, 2025 (COP/USD = Ps. 3,901.29 / U.S.$1.00).

Source: Ministry of Finance.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on November 26, 2025, in an initial aggregate principal amount of €700,000,000;

•	mature at par on November 26, 2034;

•	be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	bear interest at 5.750% per year, accruing from November 26, 2025;

•

pay interest in euros on November 26 of each year. The first interest payment will be made on November 26, 2026. Colombia will compute the accrued interest payable on the bonds on the basis of the actual number of days in the interest period divided by 365, or, if any portion of the interest period falls in a leap year, the sum of (a) the actual number of days falling in the leap year divided by 366 and (b) the actual number of days falling in the non-leap year divided by 365;

•	pay interest to persons in whose names the bonds are registered at the close of business on November 11 preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of the common depository of Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, (“Clearstream”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is 98.975%, and the resulting yield to maturity (calculated on an annual basis) is 5.900%. The yield is calculated on an annual basis (assuming a 365 (or 366) day year) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to August 26, 2034 (three months prior to their maturity date) (the “Par Call Date”), Colombia may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, Colombia may redeem the bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For this purpose, the following terms have the following meanings:

“Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price for such redemption date.

“Comparable Benchmark Issue” means the Bundesanleihe security or securities (Bund) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such bonds.

“Comparable Benchmark Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Colombia obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by Colombia.

“Reference Dealer” means any of Banco Santander, S.A., Goldman Sachs & Co. LLC, and J.P. Morgan Securities plc or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Colombia, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Colombia will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Colombia by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Colombia’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the case of a partial redemption, selection of the global bonds for redemption will be made on a basis as a “Pro Rata Pass Through Distribution of Principal” in accordance with the applicable rules and procedures of the depositary, or in the case of certificated bonds, any other method in accordance with the policies and procedures of the trustee. No bonds of a principal amount of €100,000 or less will be redeemed in part. If any bond is to be redeemed in part only, the notice of redemption that relates to the bond will state the portion of the principal amount of the bond to be redeemed. A new bond in a principal amount equal to the unredeemed portion of the bond will be issued in the name of the holder of the bond upon surrender for cancellation of the original bond. For so long as the bonds are held by the common depository (or another depositary), the redemption of the bonds shall be done in accordance with the policies and procedures of the common depositary.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds or portions thereof called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of euro in immediately available funds to the common depository or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds.

Colombia has been informed by the common depositary that the owners will be paid in accordance with the procedures of the common depositary and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, the common depository or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least €1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through the common depository, the check will be mailed to the common depository, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Initial holders will be required to pay for the bonds in euro, and all payments of principal of and interest and additional amounts (as defined below, if any), on the bonds, will be payable in euro, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to Colombia due to the imposition of exchange controls or other circumstances beyond the Republic’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the bonds will be made in U.S. dollars until the euro is again available to Colombia or so used. The amount payable on any date in euro will be converted by the calculation agent into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the bonds so made in U.S. dollars will not constitute an event of default under the bonds or the indenture governing the bonds. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business.

Paying Agents, Calculation Agent and Transfer Agent

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York and London. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent in The City of New York and The Bank of New York Mellon, London Branch as its paying agent, calculation agent and transfer agent in London. You can contact the paying agent at the addresses listed on the inside back cover of this prospectus supplement. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, registrar, paying agent and transfer agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by Colombia or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Notices

All notices to the holders while the bonds are in book-entry form, will be sent to the depositary or its nominee, as a holder thereof, and the depositary will communicate such notices to its participants in accordance with its standard rules. All notices while the bonds are in definitive, certificate form, will be mailed to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.luxse.com. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.luxse.com is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

All notices regarding the bonds will also be published in a daily newspaper of general circulation in London for so long as the bonds are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time the publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as Colombia shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream. Upon receipt of the global securities, the common depositary will credit the respective principal amounts of the bonds represented by the global securities to the accounts of Euroclear and Clearstream. Financial institutions, acting as direct and indirect participants in those clearing systems, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

You may hold your beneficial interest in a global security directly through Euroclear or Clearstream, Luxembourg, if you are a participant in one of those clearing systems, or indirectly through organizations that are participants in those systems. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with Euroclear and Clearstream, Luxembourg. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with Euroclear or Clearstream, Luxembourg, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the Euroclear or Clearstream, Luxembourg system through direct participants.

As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any bonds under the indenture.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global security may be limited

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogotá D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del

Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond acquired at the issue price pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with beneficial owners that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will be issued with less than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisors concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the bonds.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

If you are a taxpayer that uses the cash method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the euro interest, translated at the spot rate of exchange on the date of receipt, whether or not you convert the euro into U.S. dollars.

If you are a taxpayer that uses an accrual method of accounting for U.S. federal income tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will accrue interest income on a bond in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year. Alternatively, you may elect to translate all interest income on the bonds at the spot rate in effect on the last day of the accrual period in the taxable year or, with respect to an interest accrual period that spans two taxable years, at the spot rate on the last day of the portion of the period within the taxable year. Additionally, under this second method, you may translate the euro interest accrued into U.S. dollars on the date the interest payment is received if that date is within five business days of the end of the accrual period. If made, this election must be applied consistently to all debt instruments held at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired. The election cannot be changed without the consent of the IRS. If you use the accrual method of accounting, you will recognize foreign currency gain or loss on the receipt of an interest payment (including, on the sale or other disposition of a bond, a payment attributable to accrued but unpaid interest) to the extent the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that income as determined above. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a bond.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond. If your bond is sold or retired for an amount in foreign currency, your “amount realized” will be the U.S. dollar value of such amount on the date the bond is disposed of or retired, except that in the case of a bond that is traded on an established securities market (within the meaning of the applicable Treasury Regulations), if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, you will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Your “adjusted tax basis” in the bond generally will equal the U.S. dollar value of the euro amount that you paid for the bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss (except to the extent attributable to changes in exchange rates as described below), and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

You must treat any portion of the gain or loss recognized on the sale or disposition of a bond as ordinary income to the extent that gain or loss is attributable to changes in the exchange rate between the U.S. dollar and the euro. Gain or loss attributable to changes in such exchange rate will equal the difference between (i) the U.S. dollar value of the principal amount of the bond determined on the date the payment is received or the bond is disposed of, and (ii) the U.S. dollar value of the principal amount of the bond determined on the date you acquired the bond. Such gain or loss, however, will be taken into account only to the extent of the total gain or loss realized on the sale or disposition.

Tax Return Disclosure Requirement. Treasury Regulations require the reporting to the IRS of certain foreign currency transactions (such as the receipt or accrual of interest on, or the disposition of, a bond or foreign currency received in respect of a bond) if such transactions give rise to losses in excess of a certain minimum amount. You should consult your own tax advisors to determine your reporting obligations, if any, with respect to an investment in the bonds, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons that are not held in accounts maintained by financial institutions (which may include the bonds issued in certificated form). Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended in whole or part. You should consult your own tax advisors regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your exemption. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated as of November 20, 2025, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
Banco Santander, S.A.	€233,333,000
Goldman Sachs & Co. LLC	€233,333,000
J.P. Morgan Securities plc	€233,334,000

Total	€700,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Banco Santander, S.A. is located at Ciudad Grupo Santander, Avenida de Cantabria s/n, Edificio Encinar, 28660 Boadilla del Monte, Madrid, Spain. Goldman Sachs & Co. LLC is located at 200 West Street, New York, New York 10282-2198. J.P. Morgan Securities plc is located at 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom. The underwriters may also offer and sell bonds through certain of their affiliates.

It is expected that delivery of the bonds will be made against payment for the bonds on or about November 26, 2025, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the business day before the settlement date will be required, by virtue of the fact that the bonds initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds prior to the second business day before the settlement date should consult their own advisors.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.100% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.050% of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Santander US Capital Markets LLC are acting as joint dealer managers for Colombia’s tender offer on the terms and subject to the conditions set forth in an Offer to Purchase. The Offer to Purchase does not constitute a notice of redemption or obligate Colombia to issue a notice of redemption.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Santander US Capital Markets LLC are acting as dealer managers for Colombia’s Offer to Purchase.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. Certain underwriters or their affiliates, as part of routine market-making activity in respect of Colombia’s debt securities or any other exposure they may have to Colombian sovereign credit risk, may hedge such exposure consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by purchasing credit default swaps or creating short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In order to facilitate the offering of the bonds, the underwriters and their affiliates may engage in transactions that stabilize, maintain or affect the price of the bonds. In particular, the underwriters or their affiliates may:

•	over-allot in connection with the offering (i.e., apportion to dealers more of the bonds than the underwriters have), creating a short position in the bonds for their own accounts;

•	bid for and purchase bonds in the open market to cover over-allotments or to stabilize the price of the bonds; or

•	if the underwriters or their affiliates repurchase previously distributed bonds, reclaim selling concessions which they gave to dealers when they sold the bonds.

Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters or their affiliates are not required to engage in these activities, but, if they do, they may discontinue them at any time.

Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the underwriters, or any person acting on behalf of the underwriters, in accordance with all applicable laws and rules.

Certain of the underwriters are not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer. To the extent that any such underwriter intends to effect sales in the United States or to U.S. persons, they will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area) without complying with the applicable laws and regulations of that jurisdiction.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of certain outstanding bonds of Colombia from time to time. Banco Santander, S.A., Goldman Sachs & Co. LLC, and J.P. Morgan Securities plc or their affiliates may be holders of certain of the outstanding bonds of Colombia and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with FINRA Rule 5121.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement, which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: NOVEMBER 20, 2025. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This prospectus supplement does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong

Each underwriter represents, warrants and agrees that the bonds have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a) in the period beginning on the date of publication of a prospectus in relation to those bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b) at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c) an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of bonds to the public in relation to any bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase the bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus supplement is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the bonds and therefore, the disclosure obligations set forth therein will not be applicable to the Republic or the sellers of the bonds before or after their acquisition by prospective investors. The bonds and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the bonds cannot be offered or sold in Peru except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in to Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Spain

The bonds may not be offered, sold or distributed, nor may any subsequent resale of the bonds be carried out in Spain except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated October 23, 2015 (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), and supplemental rules enacted thereunder.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility in Switzerland. Neither this prospectus supplement, nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to the FinSa, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offer of the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor the Republic nor the bonds have been or will be filed with or approved by any Swiss regulatory authority. The bonds are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (“FINMA”), and investors in the bonds will not benefit from protection or supervision by such authority.

The United Arab Emirates

The bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the offering contemplated by this prospectus supplement; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the UK.

Prohibition of Sales to UK Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive 2016/97/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Law 2073 of December 31, 2020, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meetings held on October 28, 2025, November 4, 2025, and November 7, 2025, CONPES document No. 4154 DNP, MINHACIENDA, dated July 23, 2025, CONPES document No. 4163 DNP, MINHACIENDA, dated October 14, 2025, and Resolution No. 2922 dated as of November 14, 2025 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg listing agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg listing agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg listing agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.luxse.com.

Authorization

As of November 14, 2025, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through Euroclear and Clearstream. The securities codes are:

ISIN	COMMON CODE
XS3239891339	323989133

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

LEI Code

The Republic of Colombia’s LEI code is 549300MHDRBVRF6B9117.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $15,111,958,450 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is March 13, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $15,111,958,450. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices, a global or regional pandemic, and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•	liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.

Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments – Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Colombia’s economic and financial circumstances, that are in

Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;
•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in

Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated by the U.S. Department of the Treasury under the Code (the “Treasury Regulations”), published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as securities held for investment and issued by non-U.S. persons that are not held in accounts maintained by financial institutions (which may include debt securities issued in certificated form). The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime.

Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended in whole or part. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting

Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

Colombia’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2023 filed with the SEC on September 13, 2024 (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2023 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2023 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1-381-2802/57-1-381-2156

Email: oricolombia@minhacienda.gov.co

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público Dirección

General de Crédito Público y Tesoro Nacional Carrera 8,

No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

PAYING AGENT, CALCULATION AGENT

AND TRANSFER AGENT

The Bank of New York Mellon, London Branch

160 Queen Victoria Street

London EC4V 4LA

United Kingdom

LUXEMBOURG LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter Kaye Scholer LLP	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia